Filed Pursuant to Rule 424(b)(2)
File No. 333-204124

Pricing Supplement No. 137

Dated: May 20, 2015

(To Prospectus dated May 13, 2015 and Prospectus Supplement dated May 13, 2015)

CALCULATION OF REGISTRATION FEE

Class of securities offered	Medium-Term Senior Notes, Series F
Aggregate offering price	$1,750,000,000
Amount of registration fee	$203,350*

*The filing fee of $203,350 is calculated in accordance with Rule 457(r) of the Securities Act of 1933.

This Pricing Supplement consists of 4 pages.

AMERICAN EXPRESS CREDIT CORPORATION

Medium-Term Senior Notes, Series F

Due Nine Months or More from Date of Issue

Principal Amount or Face Amount: $1,750,000,000

Issue Price: 99.902%, plus accrued interest, if any, from May 26, 2015

Proceeds to Company on original issuance:  $1,742,160,000 (before expenses)

Commission: $6,125,000 (0.350%)

Agent:

☒	Barclays Capital Inc.
☐	BNY Mellon Capital Markets, LLC
☒	CastleOak Securities, L.P.
☐	Citigroup Global Markets Inc.
☐	Credit Suisse Securities (USA) LLC
☒	Deutsche Bank Securities Inc.
☒	Goldman, Sachs & Co.
☐	HSBC Securities (USA) Inc.
☐	J. P. Morgan Securities LLC
☒	Lebenthal & Co., LLC
☒	Lloyds Securities Inc.
☒	Merrill Lynch, Pierce, Fenner & Smith Incorporated
☐	Mischler Financial Group, Inc.
☒	Mitsubishi UFJ Securities (USA), Inc.
☒	Mizuho Securities USA Inc.
☐	RBC Capital Markets, LLC
☐	RBS Securities Inc.
☐	Samuel A. Ramirez & Company, Inc.
☐	SMBC Nikko Securities America, Inc.
☒	TD Securities (USA) LLC
☐	UBS Securities LLC
☐	U.S. Bancorp Investments, Inc.
☐	Wells Fargo Securities, LLC
☐	The Williams Capital Group, L.P.

1

Agent	Amount
Barclays Capital Inc.	$350,000,000
Deutsche Bank Securities Inc.	$350,000,000
Goldman, Sachs & Co.	$350,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$350,000,000
Lloyds Securities Inc.	$83,125,000
Mitsubishi UFJ Securities (USA), Inc.	$83,125,000
Mizuho Securities USA Inc.	$83,125,000
TD Securities (USA) LLC	$83,125,000
CastleOak Securities, L.P.	$8,750,000
Lebenthal & Co., LLC	$8,750,000
Total	$1,750,000,000

Agents’ capacity on original issuance:	☐	As Agent
	☒	As Principal

If as principal:

☐ The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

☒ The Notes are being offered at a fixed initial public offering price of 99.902% of Principal Amount or Face Amount.

Form of Note: ☒ Global ☐ Definitive

Trade Date:	May 20, 2015

Original Issue Date:	May 26, 2015

Stated Maturity:	May 26, 2020

Specified Currency (if other than U.S. Dollars): N/A

Authorized Denominations: Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof

Interest Payment Dates: Semi-annually on the 26th day of each May and November. If the interest payment date falls on a day that is not a Business Day, interest will be paid on the next succeeding Business Day.

First Interest Payment Date: November 26, 2015

Indexed Principal Note: ☐ Yes (See Attached) ☒ No

Type of Interest Rate: ☒ Fixed Rate ☐ Floating Rate ☐ Indexed Rate (See Attached)

Interest Rate (Fixed Rate Notes):    2.375%

Initial Interest Rate (Floating Rate Notes): N/A

Base Rate:	☐ CD Rate	☐ Commercial Paper Rate
	☐ EURIBOR	☐ Federal Funds Rate
	☐ LIBOR	☐ Treasury Rate
	☐ Prime Rate	☐ Other (See Attached)

Calculation Agent: N/A

Computation of Interest:

☒ 30 over 360	☐ Actual over Actual
☐ Actual over 360	☐ Other (See Attached)

Interest Reset Dates: N/A

Rate Determination Dates: N/A

Index Maturity: N/A

Spread (+/-): N/A

Spread Multiplier: N/A

Change in Spread, Spread Multiplier or Fixed Interest Rate prior to Stated Maturity:

☐ Yes (See Attached)	☒ No

Maximum Interest Rate: None

Minimum Interest Rate: None

Amortizing Note: ☐ Yes (See Attached)	☒ No

Optional Redemption: ☒ Yes   ☐ No

Optional Redemption Dates:	On or after the date that is 31 days prior to maturity
Redemption Prices:	100% of the principal amount of the notes being redeemed, together with any accrued and unpaid interest thereon to, but excluding, the date fixed for redemption
Redemption:	☐ In whole only and not in part
☒ May be in whole or in part

Optional Repayment:  ☐ Yes   ☒  No

Optional Repayment Dates:	N/A
Optional Repayment Prices:	N/A

Discount Note: ☐ Yes ☒ No
Total Amount of OID:	N/A
Bond Yield to Call:	N/A

Yield to Maturity: 2.396%

CUSIP: 0258M0DT3

ISIN: US0258M0DT32

DESCRIPTION OF THE NOTES:

The description in this Pricing Supplement of the particular terms of the Medium-Term Senior Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Notes set forth in the accompanying Prospectus dated May 13, 2015 and Prospectus Supplement dated May 13, 2015 to which reference is hereby made.